Exhibit 10.21

2008 CODEXIS EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Objective

The objective of the Codexis, Inc. (the “Company”) Executive Incentive Compensation Plan (the “Plan”) is to increase shareholder value. Its intent is to reward those executives of the Company and its subsidiaries whose responsibilities and performance have a significant bearing on achieving this objective.

2. Effective Date

This Plan is effective as of January 1, 2008, continuing in effect through December 31, 2008 or until earlier amended or terminated by the Company’s Board of Directors (the “Board”).

3. Participation and Eligibility

Executives of the Company and its subsidiaries in the following positions will be eligible for participation in the Plan: President & CEO, President, Senior Vice President, and Vice President. Participants may be added to the Plan only upon the specific authorization by the Board and receipt of a Participation Notification Letter.

4. Target Bonus

A.	Base Salary – the total salary paid to a Participant by the Company during 2008 following the date of the Participant’s inclusion in the Plan, excluding amounts paid under any other Company incentive or bonus plan, relocation or benefit program.

B.	Individual Target Percentage – a Participant’s annual bonus goal expressed as a percentage of Base Salary, specified in Participant Notification Letter.

C.	Target Bonus – Base Salary multiplied by Individual Target Percentage.

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Codexis Confidential

5. Metrics

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Company Performance Factor – The Compensation Committee shall make all determinations with respect to the Company Performance Factor, including, without limitation, the performance measures, targets and achievement levels.

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Goal Achievement Factor – The Compensation Committee shall make all determinations with respect to the Goal Achievement Factor, including, without limitation, group and individual objectives and achievement targets and levels.

6. Calculation of Bonus

•	Each Participant’s bonus will be calculated as follows:

(Target Bonus) X (Company Performance Factor) X (Goal Achievement Factor)

7. General Provisions

A.	Payment of Awards – The Bonus will be paid following Board approval of the Company’s year-end financial statements, as recommended by the Company’s CEO and CFO.

B.	Changes or Amendments – While the Company has every intention of maintaining the Plan through December 31, 2008, the Company reserves the right to revise, alter, amend or terminate the Plan at any time. All decisions of the Company are final. The Plan does not constitute a contract of employment or alter the “at-will” status of employment. Any changes to the Plan require the approval of the President & CEO and Board, and must be in writing.

C.	Pro Rata Participation – If a Participant (i) is authorized to participate during an annual period in progress, (ii) receives an increase in Base Salary or is promoted causing an adjustment in his or her Individual Target Percentage, or (iii) ceases to be a Participant during the year but otherwise remains eligible to receive payments under the Plan, the Participant’s Bonus will be prorated as follows: (a) in the cases of (i) and (iii) prorated for only the period of participation eligibility; and, (b) in the case of (ii), prorated for the Individual Target Percentage in effect for the periods before and after the promotion.

Employees whose date of hire is after October 1, 2008 will not be eligible for a Bonus payout from the 2008 Plan.

D.

Employment as a Condition Precedent – Except in cases of death or permanent disability, no Bonus under this Plan will be paid unless the Participant is an employee of the Company or any of its subsidiaries, affiliates or successors on the date the Bonus is paid. Bonuses otherwise due to Participants who die or become permanently disabled prior to the bonus payment date shall be paid no later than

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Codexis Confidential

two and a half months following the end of the calendar year during which such Participant dies or becomes permanently disabled.

E.	Incentive Payments for Benefits Purposes – Payments under this Plan will not qualify for employee group insurance purposes.

F.	Confidentiality – All information disclosed in this Plan document is proprietary to the Company. Disclosure of the Plan document or its terms to anyone other than those currently employed by the Company, its subsidiaries or its affiliates who have a need to know its contents is considered a breach of the Participant’s obligation of confidentiality.

G.	Disputes – All disputes with respect to this Plan will be resolved by the Board, whose decision will be final

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